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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:       Karen Kovatch
               FreeMarkets
               (412) 297-8767
               kkovatch@freemarkets.com

                   FREEMARKETS ADOPTS STOCKHOLDER RIGHTS PLAN

PITTSBURGH, PA - MARCH 7, 2003 - FreeMarkets, Inc. (Nasdaq: FMKT), the leading global provider of global supply management (GSM) solutions, today announced that its Board of Directors has adopted a stockholder rights plan. Under the rights plan, each holder of FreeMarkets common stock as of the close of business on March 11, 2003, will receive one right for each share of common stock held.

The rights will automatically trade with the underlying common stock and will initially not be exercisable. The rights generally will become exercisable if a person becomes an "acquiring person" by acquiring 15% or more of the common stock of FreeMarkets, or if a person commences a tender offer that, if consummated, would result in that person owning 15% or more of the common stock of FreeMarkets.

If a person becomes an "acquiring person," each holder of a right (other than the acquiring person) would be entitled to purchase, at the then-current exercise price, such number of shares of common stock of FreeMarkets having a value of twice the exercise price of the right.

If FreeMarkets is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company's common stock having a value of twice the exercise price of the right.

Unless the rights are redeemed or exchanged earlier, they will expire on March 7, 2013. A summary of the rights plan will be included in a Form 8-A to be filed by FreeMarkets with the SEC and will also be mailed to stockholders of record of FreeMarkets common stock shortly after the March 11, 2003 record date.

ABOUT FREEMARKETS

FreeMarkets is the leader in providing companies with software, services, and information for Global Supply Management (GSM). FreeMarkets' GSM solutions help companies to lower costs, reduce risks, and increase profitability by improving their supply management processes and expanding the reach and capabilities of their supply management organizations. FreeMarkets can be found on the Web at www.freemarkets.com.

FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical facts, including those statements that refer to FreeMarkets' plans, prospects, expectations, financial projections, strategies, intentions, and beliefs, are forward-looking statements. These forward-looking statements are based on information available to FreeMarkets today, and


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FreeMarkets assumes no obligation to update these statements as circumstances change. There are risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, without limitation, market acceptance of FreeMarkets' products and services, the competitive nature of the market for GSM products and services, FreeMarkets' ability to predict its revenues and earnings, FreeMarkets' ability to develop competitive new products and services on a timely basis, introduction of new products and services by competitors, declining or uncertain economic and industry conditions, FreeMarkets' ability to attract and retain personnel and other risk factors that are described in more detail in FreeMarkets' most recent Annual Report on Form 10-K, and its other filings with the Securities and Exchange Commission.

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